Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141391) of our report dated April 9, 2007 with respect to the consolidated financial statements of National Mercantile Bancorp and Subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006.

/s/ Moss Adams LLP

Los Angeles, California

April 12, 2007